Exhibit 11.1
NANOBIOTIX S.A.

INSIDER TRADING POLICY

This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Nanobiotix S.A. (the “Company”) or any related financial instrument (collectively, the “Company Securities”) and the handling of confidential information about the Company and the companies with which the Company does business. As set forth in Rule #8 in Annex A, this Policy also applies with respect to transactions in the securities of other companies where confidential information may be learned in the course of performing an assignment or duties within the Company. The Company’s supervisory board has adopted this Policy to promote compliance with French and United States federal and state securities laws and regulations (the “Applicable Laws”) that prohibit certain persons who are aware of material, nonpublic information about a company from (i) transacting in securities of that company or (ii) providing material, nonpublic information to other persons who may transact on the basis of that information.

This policy applies to a broad group of persons and entities, which are collectively referred to in this Policy as “Insiders.”

Applicability - Who is an insider?

The concept of an “insider” is broad. An insider is any person, not necessarily affiliated with the Company, who has access to inside information pertaining to the Company.

Insiders covered by this Policy include members of the supervisory board, members of the executive board, board observers, officers and employees of the Company and its subsidiaries. The Company may also determine that certain third parties should be subject to this Policy, such as independent contractors, consultants, agents or service providers (e.g., bankers, lawyers, auditors or communications agencies) that have access to material, nonpublic information in the context of their relationships with, or services provided to, the Company.

This Policy also applies to “Related Persons,” which includes (1) an Insider’s spouse, dependent children and anyone else living in the Insider’s household for at least a year, (2) partnerships in which the Insider is a general partner, (3) corporations in which an Insider (either singly or together with other Insiders and/or Related Persons) owns a controlling interest, (4) trusts of which an Insider is a trustee, settlor or beneficiary, (5) estates of which an Insider is an executor or beneficiary, or (6) any other group or entity where an Insider has or shares with others the power to decide whether to buy or sell Company Securities. Although a parent, child, sibling or other relative or person may not be considered a Related Person (unless living in the same household), such person may be a “tippee” and thus considered an Insider subject for securities laws purposes.

The Policy applies to Insiders on a global basis, regardless of where they are physically located.

Because of their unique access to confidential and material information on a regular basis, this Policy subjects supervisory board members, executive board members and certain other “persons discharging managerial responsibilities” (collectively defined in Rule #14 as “Responsible Managers”) and certain persons closely associated with such Responsible Managers to additional restrictions and requirements.

This Policy will continue to apply to Insiders whether they have a relationship with the Company (and their Related Persons) or not, for so long as such Insider possesses inside information that was obtained as a result of such Insider’s relationship with the Company.

We recommend that you carefully read this Policy. Employees are notified that this Policy shall be attached to the internal rules (règlement intérieur) of the Company. In addition, all supervisory board members and executive board members[1] must certify in writing that they have read and intend to comply with this Policy. See Appendix.

Exhibit 11.1
General Policy

It is the Company’s policy to comply, without exception, with all Applicable Laws, including those relating to buying or selling Company Securities. To this end, all Insiders are required to abide by this Policy and all Applicable Laws relating to insider trading. This Policy applies regardless of the monetary amount of Company Securities and regardless of the source of the inside information.

For the avoidance of doubt, this Policy shall apply to all Company Securities whether they are traded on the Nasdaq Global Market (“Nasdaq”) or the regulated market of Euronext in Paris (“Euronext”).

Any violation of Applicable Laws may not only result in severe civil, administrative or criminal prosecution and penalties, but may also negatively impact the image, reputation and credibility of the Company. This Policy was prepared in accordance with Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014.

General Rules – Prohibition Actions

The general rules can be stated as follows:

•It is a violation of the Applicable Laws and this Policy for any person to acquire, dispose of or otherwise transact in Company Securities for his or her own account or for the account of a third party if such person is in possession of inside information;

•It is a violation of the Applicable Laws and this Policy for any person to cancel or amend an order concerning Company Securities while in possession of inside information; and

•It is a violation of the Applicable Laws and this Policy for any person in possession of inside information to provide other people (“tippees”) with such information, other than within the normal course of his or her employment, profession or duties, or to induce, recommend or suggest that other people acquire, sell or otherwise transact in Company Securities or cancel or amend an order previously submitted. This is called “tipping.” As from the moment he or she has received such information, lawfully or unlawfully, such tippee is considered an Insider.

Specific rules of conduct to maintain compliance with these general rules are included in Annex A (“Rules of Conduct”) and form an important part of this Policy.

What is inside information?

Inside information is, in substance, information of a precise nature, which has not been made public, relating directly or indirectly to the Company, and which, if it were made public, would be likely to have a significant impact on the Company’s share price.

–Information shall be deemed to be of a precise nature “if it indicates a set of circumstances which exists or which may reasonably be expected to come into existence, or an event which has occurred or which may reasonably be expected to occur, where it is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event” on the Company’s share price and any related securities.

–Information shall be deemed non-public if it has not been disclosed to the market in a manner making it broadly available; information can only be considered public if it was disclosed by the Company via (i) a press release distributed through a professional information provider (diffuseur professionnel) such as Dow Jones, Bloomberg, Business Wire, PR Newswire or Reuters or (ii) in a document filed with the U.S. Securities and Exchange Commission (the U.S. financial markets regulator or “SEC”) and in a legal publication (included in an information document filed with the Autorité des marchés financiers (the French financial markets regulator or “AMF”), such as a document d’enregistrement universel (Universal Registration Document)). As a result, the publication in the press, or by any other media, of rumors, even if accurate, pertaining to

Exhibit 11.1
information not officially confirmed by the Company as indicated above, does not change the potential status of such information as “inside information.”

–Information shall be deemed to be likely to have a significant impact on the Company’s share price if it were made public, shall mean information (positive or negative) that “a reasonable investor would be likely to use as part of the basis of his or her investment decisions”.

In practice, most non-public information that could have a significant positive or negative impact on the Company’s share price can be considered as inside information.

As a precautionary measure, if there is any doubt as to whether information constitutes inside information, such information must be considered and handled as inside information unless otherwise expressly permitted by the president of the executive board or the chief financial officer and member of the executive board of the Company, it being specified that the Insider shall remain solely responsible of any consequences related to his or her behavior.

Some examples of inside information include, without limitations, the following:

–unpublished financial results and position, including earnings estimates and/or future prospects of the Company;

–unpublished statistics about product revenues;

–any proposed financial transaction (e.g., public or private securities offerings or rights issue);

–new partnerships, joint ventures, acquisitions or divestitures, mergers or spin-offs; and the preparation of any such transactions, even at a preliminary stage, could potentially constitute inside information;

–significant changes in the strategy, management or financing of the Company;

–significant changes in the shareholding structure (even if they do not involve a change in the control) of the Company;

–the decision to pay (or not to pay) dividends;

–significant internal reorganization plans that could lead to redundancies, significant asset sales or impairments;

–changes in supervisory board and executive board members;

–entering into or termination of material contracts or agreements, the occurrence of defaults under existing material contracts as well as signing (or losing) key clients;

–market launches of new products, new discoveries, regulatory developments or new results related to preclinical or clinical studies; and

–the initiation or the conclusion of, as well as significant developments in ongoing, legal proceedings;

it being specified that an “intermediate step” of a process in several steps may itself constitute an inside information if such step meets the above-mentioned criteria related to inside information.

The above list is not comprehensive and many other types of information may constitute material, nonpublic information.

Individual Responsibility

Exhibit 11.1

Each individual is responsible for making sure that he or she complies with this Policy and Applicable Law, and that any Related Person whose transactions are subject to this Policy also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material, nonpublic information rests with that individual, and any action on the part of the Company or those charged with implementing this Policy on its behalf (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under Applicable Law.

For Responsible Managers and others subject to pre-clearance under Rule #3, such pre-clearance is not legal advice and in no way relieves such person of their own legal obligation to refrain from trading while in possession of material, nonpublic information.

Sanctions

The SEC, the AMF, the stock exchanges on which the Company’s Securities are listed and plaintiffs’ lawyers focus on uncovering and pursuing insider trading. A breach of the Applicable Laws regarding insider trading could expose you to, in France and/or the United States:

•criminal, civil and administrative fines and sanctions, of up to ten times any profits earned or loss avoided;
•criminal, civil and administrative monetary fines and sanctions of up to €100,000,000, even if no profit is earned or loss is avoided;
•civil injunctions;
•imprisonment for up to twenty-five years; and punitive damages.

In addition, U.S. securities laws may also subject controlling persons (including supervisory board members, executive board members and supervisors) to significant civil penalties for illegal insider trading by employees, including employees located outside of the United States, if such controlling persons fail to take reasonable steps to prevent insider trading by Company personnel.

Lastly, any violation of Applicable Laws or of the provisions of this Policy exposes wrongdoers to disciplinary sanctions and significant reputational harm.

Insiders lists and other disclosure obligations

The Company must prepare and routinely update one or more lists of persons who have access, on a regular basis as well as occasionally, to inside information and who are working for the Company under an employment contract or performing any other task providing him or her access to inside information. These lists, commonly known as the “Insiders Lists,” must be sent to the AMF upon its request.

Such lists are intended to assist the AMF in identifying persons who may have committed trading offenses and to inform such persons of their obligations in connection with their exposure to inside information.

The fact that a person is not included on a list of insiders does not imply that he or she is not a potential Insider.

In addition to the preparation of lists of insiders, current regulations provide for other reporting requirements intended to detect and prevent insider trading, such as:

–a statement submitted to the AMF by financial institutions regarding suspicious activity that may constitute insider trading or market manipulations;

–the obligation for the Responsible Managers or the persons closely associated with such persons (within the meaning of Rule #14 below), to notify the AMF and the Company of any transaction conducted on their own account relating to the shares of the Company or any securities related thereto, no later than three business day after the date of the transaction, it being specified that

Exhibit 11.1
the Company prepares and routinely updates a list of the Responsible Managers and the persons closely associated with such persons; and

–statement submitted to the AMF by (i) senior executives, (ii) persons with the authority to make management decisions concerning the development and strategy of the Company and who have regular access to inside information on the Company and (iii) persons related to them regarding the transactions they have carried out involving the Company Securities.

Additional Obligations

Current regulations provide obligations for the Company reporting to, and authorize examination of the Company by, the SEC and the AMF. Such regulations are designed, in part, to detect and prevent insider trading.

The information provided in this Policy is not exhaustive, and Applicable Laws may change from time to time. We therefore recommend that you exercise the utmost caution regarding any of the matters discussed herein and keep strictly confidential the information to which you may have access. In addition, since the Company is under no obligation, and makes no commitment, to keep you informed of the changes in Applicable Laws, it is your responsibility to stay regularly informed of such matters.

Indeed, it is both your duty and your responsibility to protect the confidential nature of inside information you have or may have access to and to refrain from using this information illicitly.

Do not hesitate to contact the president of the executive board or the chief financial officer and member of the executive board of the Company regarding any questions you may have on this subject.

Annex A

Rules of Conduct

Each Insider is responsible for complying with all Applicable Laws and this Policy.

In light of the breadth of the Applicable Laws regarding insider trading, transactions involving Company Securities or other financial instruments of the Company should be understood to include, without limitation, subscriptions, purchases, acquisitions, sales, disposals, or attempts to acquire or sell (i) ordinary shares, preferred shares or American Depositary Shares of the Company (including as a result of exercising stock options or equity warrants, as the case may be), (ii) securities and financial instruments granting access to the Company’s share capital (e.g., redeemable, exchangeable or convertible bonds; founders’ warrants (bons de souscription de parts de créateur d’entreprise); share warrants (bons de souscription et/ou d’acquisition d’actions); stock-options (options de souscription et/ou d’achat d’actions) ; or free shares (actions gratuites)), (iii) debt securities, or (iv) financial futures on such securities (such as options which, in particular, transfer the economic risk associated with these securities), or deferred transactions involving these securities.

Rule #1

Any Insider must protect and treat inside information as strictly confidential and not disclose it in any way, including within the Company.

He or she must protect it with at least the same level of protection and care he or she would use with his or her own confidential information while making sure, in particular, that the authorized custody and communication methods of this information are secure.

Rule #2

Exhibit 11.1

As from the date upon which any Insider gains knowledge of inside information and until (a) the start of the third business day after this information is publicly released or (b) the date (inclusive) upon which this information loses all relevance (e.g., through the abandonment of the relevant project), as confirmed with the president of the executive board or the chief financial officer and member of the executive board of the Company, the following are strictly prohibited: (i) any transaction involving Company Securities carried out by any Insider directly or in directly, for his or her own account or for the account of a third party, (ii) any cancellation or amendment of an order concerning Company Securities where the order was placed before the Insider possessed the inside information, and (iii) any inducement of another person to, or any recommendation that another person, engage in a deal mentioned in paragraphs (i) and (ii) above.

In addition, beneficiaries of any free share plans carried out by the Company, whether or not considered as insiders, are forbidden to transfer the shares which may be granted to them during specific periods defined in Article L. 225-197-1 of the French Commercial Code and mentioned in the rules of such plans.

Rule #3

Furthermore, any transaction involving Company Securities, carried out by (i) any Responsible Managers (within the meaning of Rule #14 below) and their Related Persons or (ii) any other persons of the Company who have been notified that they are subject to this Rule # 3 because they routinely or occasionally have access to inside information regarding the Company, directly or indirectly, on his or her own behalf or on behalf of a third party, is strictly prohibited during the following periods:

•the 30 calendar days preceding the public announcement of the annual financial results and half year financial results of the Company until the start of the third business day after such public announcement (i.e., if such information is released to the public on a Wednesday morning before the opening of the Euronext and the Nasdaq, this blackout will be in force until Friday morning).

•the 15 calendar days preceding the date upon which the first and third quarter financial results are released to the public, until the start of the third business day after such public release.

The foregoing periods during which transactions are prohibited are referred to as “Blackout Periods.” Transactions made by parties subject to this Rule #3 outside of such Blackout Periods, are nevertheless subject to the mandatory review and pre-clearance by the president of the executive board or the chief financial officer and member of the executive board, who may withhold such clearance in [their] sole discretion. If clearance is not provided, this determination will be communicated to the requesting party, but no reason is required to be provided. In addition, such denial of clearance may itself constitute inside information that should not be communicated.

No transactions are permitted by persons subject to this Rule #3 during a Blackout Period, except (i) due to the existence of exceptional circumstances or (ii) due to the characteristics of the trading involved (within the meaning, in each case, of the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014), subject to (a) such person being able to demonstrate that the proposed transaction cannot be carried out at any other moment than during the Blackout Period, and (b) the prior review and clearance by the president of the executive board or the chief financial officer and member of the executive board, which may be withheld in their sole discretion. Clearance will not be granted if it is determined that the requesting person possesses material, non-public information.

Such person can, for example, exercise stock-options or share warrants (bons de souscription et/ou d’achat d’actions) or require the conversion of convertible bonds, the maturity date of which occurring during this black-out period, as well as dispose of any share he or she has acquired following such exercise or conversion, on the condition that (a) he or she notifies the Company his or her choice to exercise or convert at least four months before the maturity date, (b) the decision is irrevocable, and (c) the Company has allowed him or her to do so as set forth above.

Persons subject to this Rule #3 remain subject to all other general restrictions under this Policy.

Exhibit 11.1
The scheduled publication dates of such information are available on the Company’s website.

The schedule of Blackout Periods is available upon request from the president of the executive board or the chief financial officer and member of the executive board of the Company.

Rule #4

In the event of any doubt regarding whether or not any given information constitutes or may constitute inside information, such information must be considered and treated like inside information. Any person concerned may consult with the president of the executive board or the chief financial officer and member of the executive board of the Company, before carrying out a financial transaction involving the Company Securities, while remaining aware that, in any case, he or she is ultimately responsible for the consequences of his or her behavior.

Rule #5

The communication to another person of inside information pertaining to the Company or not, outside the normal course of one’s professional responsibilities or duties, or for reasons other than those for which this information was provided to such person, is strictly prohibited.

Rule #6

Any senior executive, employee, or service provider (whether an Insider or not) of the Company must refrain from publicly expressing any opinion whatsoever on the Company’s share price or from commenting on potential rumors surrounding possible future developments that may have a significant impact on its share price, except as expressly approved in accordance with the Company policy.

Rule #7

Insiders must refrain from inducing or recommending to any person (i) to engage in any transaction (or to abstain from engaging in any transaction) in Company Securities or (ii) to cancel or amend an order concerning Company Securities, as well as from causing other persons to engage in any transaction (or to abstain from engaging in any transaction) in Company Securities, in each case, based on inside information.

Rule #8

Any insider who becomes aware of inside information concerning a company outside the Company’s group in the course of his or her assignment or duties within the Company (e.g., suppliers, customers, research partners, and even competitors) must refrain from sharing this information with any third party outside the normal course of his or her employment, professional responsibilities or duties, as well as from carrying out any transaction for his or her own account or for the account of a third party, involving the securities of said company or any securities related thereto based on such information. The rules of this Policy apply mutatis mutandis to such information, without prejudice to any additional requirement to comply with any provisions applicable under foreign securities regulations, as the case may be.

Rule #9

Inside information should not be shared with Related Persons of any Insider. Insiders must take all reasonable measures in order to ensure that all Related Persons do not acquire inside information and that such Related Persons do not carry out any transactions involving the Company Securities in the event that such Related Persons have access to inside information. Related Persons of those covered by Rule #3 above may not carry out any transactions during the Blackout Periods defined in Rule #3 above.

Rule #10

Exhibit 11.1
Whenever an Insider realizes that inside information was shared illicitly outside the Company, he or she must immediately inform the president of the executive board or the chief financial officer and member of the executive board of the Company.

Any senior executive, employee, or service provider (whether an Insider or not) must also immediately inform the president of the executive board or the chief financial officer and member of the executive board of the Company of the existence of potential rumors surrounding possible future developments that may have a significant impact on the Company’s share price.

Rule #11

Sharing inside information with any person, including members of the press or the financial community must be handled exclusively by authorized representatives of the Company and must have been pre-approved by the president of the executive board or the chief financial officer and member of the executive board of the Company.

Rule #12

In accordance with applicable regulations, the Company creates and updates lists of permanent and occasional Insiders.

The list indicates, in particular, the identity of each person concerned, the reason for his or her inclusion on the list, the date and time at which that person obtained access to inside information and the dates on which the list was created and updated. These lists are updated on a regular basis, in particular in the event of a change in the reason for which a person is included on the list, whenever a new person is added to the list, or whenever a person included on the list ceases to have access to inside information and must therefore be removed from the list.

It should be noted that the non-inclusion of a person on one of these lists does not imply that he or she is not a potential Insider.

The Company keeps records of these lists for at least five years as from the date they are created or updated.

The Company is required to provide these lists to the AMF upon its request.

Rule #13

The corporate officers of the Company, their permanent representatives, as the case may be, as well as their respective spouses and dependent children must hold all of the shares of the Company they own or may own in the future in registered form (nominatif).

Rule #14

The persons identified below shall notify the Company and the AMF of any transaction carried out, for their own account or for the account of a third party, involving the Company Securities.

This obligation applies to:

i.“Persons discharging managerial responsibilities”– the members of the administrative, management and supervisory bodies of the Company (i.e., in this instance, the members of the executive and supervisory boards) and the senior executives who are not members of the above-mentioned bodies, who have regular access to inside information relating directly or indirectly to the Company and power to take managerial decisions affecting the future developments and business prospects of the Company (such persons, the “Responsible Managers”); and

Exhibit 11.1
i.the persons closely associated to the persons mentioned in paragraph (i) above (i.e., (a) the spouse (provided that the insider and his/her spouse are not legally separated) or partner in a pacte civil de solidarité (civil union under French law), (b) the dependent children, (c) other parents or relatives who have shared the same household for at least one year on the date of the transaction concerned, and (d) the legal persons, trusts or partnership, (w) the managerial responsibilities of which are discharged by such persons, (x) which are directly or indirectly controlled by such persons, (y) which are set up for the benefit of such persons, or (z) the economic interests of which are substantially equivalent to those of such persons), it being specified that the Company prepares and routinely updates a list of such Responsible Managers and the persons closely associated with such persons. Responsible Managers are promptly notified of their designation as such.

The Responsible Managers shall also notify in writing the persons closely associated with them (referred to in paragraph (ii) above) of their obligation to notify described in this Rule #14. A copy of such written notification shall be kept by the Responsible Managers.

The obligation to notify shall only apply once the total amount of the transactions carried out by a person within a calendar year has reached EUR 20,000.

The obligation to notify applies to the following transactions involving Company Securities:
(a)acquisition, disposal, short sale, subscription or exchange;
(b)acceptance or exercise of a stock option, including of a stock option granted to managers or employees as part of their remuneration package, and the disposal of shares stemming from the exercise of a stock option;
(c)entering into or exercise of equity swaps;
(d)transactions in or related to derivatives, including cash-settled transaction;
(e)entering into a contract for difference on a financial instrument of the Company or on emission allowances or auction products based thereon;
(f)acquisition, disposal or exercise of rights, including put and call options, and warrants;
(g)subscription to a capital increase or debt instrument issuance;
(h)transactions in derivatives and financial instruments linked to a debt instrument of the Company, including credit default swaps;
(i)conditional transactions upon the occurrence of the conditions and actual execution of the transactions;
(j)automatic or non-automatic conversion of a financial instrument into another financial instrument, including the exchange of convertible bonds to shares;
(k)gifts and donations made or received, and inheritance received;
(l)transactions executed in index-related products, baskets and derivatives;
(m)transactions executed in shares or units of investment funds, including alternative investment funds (AIFs) ;
(n)transactions executed by manager of an AIF in which the person discharging managerial responsibilities or a person closely associated with such a person has invested;
(o)transactions executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of a person discharging managerial responsibilities or a person closely associated with such a person;
(p)borrowing or lending of shares or debt instruments of the Company or derivatives or other financial instruments linked thereto.

The obligation to notify also applies to subscriptions and purchases of shares of the Company resulting from the exercise of stock options, whether or not the shares obtained upon exercise are sold following such exercise, and to subscriptions and sales of units of funds created solely for the purpose of the employee shareholding of the Company.

The obligation to notify does not apply to grants of free shares. However, it does apply to the subsequent sale of these shares.

Exhibit 11.1
Any person subject to this Rule #14 must send a written statement directly to (i) the AMF by electronic means via the extranet called “Onde” and (ii) the president of the executive board or the chief financial officer and member of the executive board of the Company, at the latest three business days following the date of the relevant transaction.

Such statements are published on the website of the AMF in accordance with regulations in force.

For further details, the guidebook on permanent information and the management of inside information published by the AMF on October 2016 may be useful.

Rule #15

Insiders and their Related Persons may not engage in any hedging transactions (including, transactions involving options, warrants, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of equity securities of the Company. This Rule #15 does not prohibit any person from exercising incentives granted by the Company, which incentives cannot be traded.
In addition, Insiders and their Related Persons may not pledge Company Securities in any circumstances, including by purchasing Company Securities on margin or holding Company Securities in margin accounts.

Rule #16

Regulation M under the Exchange Act restricts the Company and any of its affiliates, including all directors and officers, from buying Company stock in the open market during certain periods while a distribution, such as a public offering, is taking place. If you desire to make purchases of Company stock during any period that the Company is conducting an offering, you must receive the pre-approval of the president of the executive board or the chief financial officer and member of the executive board prior to consummating such purchases.

Rule #17

No circumvention of this Policy is permitted. For all activities that are directly prohibited by this Policy, the indirect achievement of such activity is equally prohibited by this Policy.